Exhibit 10.3

HOOKER FURNITURE CORPORATION

SUPPLEMENTAL RETIREMENT INCOME PLAN

Effective as of

December 1, 2003

HOOKER FURNITURE CORPORATION

SUPPLEMENTAL RETIREMENT INCOME PLAN

Purpose

The Board of Directors of Hooker Furniture Corporation (the “Company”) has determined that the adoption of the Hooker Furniture Corporation Supplemental Retirement Income Plan (the “Plan”) will assist it in attracting and retaining those employees whose judgment, abilities and experience will contribute to the Company’s continued progress. The Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described under sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan shall be administered and construed in a manner that is consistent with this intent.

Article I

Definitions

As defined herein, the following phrases or terms shall have the indicated meanings:

1.1. “Administrative Committee” means the Administrative Committee, consisting of at least three employees of the Company as appointed by the Board, which shall manage and administer the Plan in accordance with the provisions of Article X.

1.2. “Affiliate” means any entity that is (i) a member of a controlled group of corporations as defined in Section 1563(a) of the Internal Revenue Code of 1986, as amended (the “Code”), determined without regard to Code Sections 1563(a)(4) and 1563(e)(3)(C), of which the Company is a member according to Code Section 414(b); (ii) an unincorporated trade or business that is under common control with the Company, as determined according to Code Section 414(c); or (iii) a member of an affiliated service group of which the Company is a member according to Code Section 414(m).

1.3. “Beneficiary” means the person, persons, entity, entities or the estate of a Participant entitled to receive a benefit under Section 3.6 of the Plan on account of the Participant’s death.

1.4. “Board” means the Board of Directors of the Company.

1.5. “Change in Control” means:

(a) The acquisition, other than from the Company by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

(b) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “‘Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company; or

(c) Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of its sale or other disposition of all or substantially all of the assets of the Company

1.6. “Code” means the Internal Revenue Code of 1986, as amended.

1.7. “Company” means Hooker Furniture Corporation, a Virginia corporation, and any successor thereto by merger, purchase or otherwise.

1.8. “Earnings” means the total base salary and bonuses paid by the Company and any Affiliate to the Participant. For purposes of this definition, bonuses do not include any payment to a Participant to reimburse him in whole or in part for any tax liability or any other special nonrecurring payment.

1.9. “Eligible Employee” means an officer of the Company or of an Affiliate.

1.10. “Effective Date” means December 1, 2003.

1.11. “Final Average Monthly Earnings” means a Participant’s average monthly Earnings during the 60 consecutive calendar month period ending on the last day of the last full month immediately preceding or coinciding with the date on which the Participant’s employment with the Company or an Affiliate terminates. Months completed prior to the Plan’s Effective Date shall be taken into account in computing a Participant’s Final Average Monthly Earnings. In the event that a Participant does not have 60 consecutive full calendar months of employment with the Company or an Affiliate, the average shall be based on the Participant’s actual number of consecutive full calendar months of employment.

1.12. “Normal Retirement Age” means the Participant’s 65th birthday.

1.13. “Participant” means an Eligible Employee who is designated by the Board for participation in the Plan in accordance with the provisions of Article II. An individual shall remain a Participant for so long as the individual is entitled to receive a vested Supplemental Benefit under the Plan.

1.14. “Plan” means the Hooker Furniture Corporation Supplemental Retirement Income Plan.

1.15. “Supplemental Benefit” means the benefit described in Article III of the Plan.

Article II

Participation

The Board shall designate in its sole discretion the Eligible Employees who may participate in the Plan from time to time. Participants shall be identified in the attached Appendix A. A Participant shall continue to participate in the Plan until such date as the Board may declare that he is no longer a Participant.

Article III

Amount and Payment of Benefits

3.1. Supplemental Benefit. A Participant’s Supplemental Benefit shall be a monthly retirement benefit equal to forty percent (40%) of the Participant’s Final Average Monthly Earnings, payable in a series of equal monthly payments for a period of one-hundred and eighty (180) months following the Participant’s termination of employment with the Company or an Affiliate.

3.2. Entitlement to Benefit. Each Participant shall be entitled to receive the vested percentage of his Supplemental Benefit upon termination of his employment with the Company or an Affiliate. A Participant shall become vested in 75% of his Supplemental Benefit if he remains continuously employed with the Company or an Affiliate until his attainment of age 60, and shall become ratably vested in the remaining portion of his Supplemental Benefit if he remains in continuous employment according to the following vesting schedule:

Attainment of Age	Vested Percentage of the Supplemental Benefit
60	75%
61	80%
62	85%
63	90%
64	95%
65	100%

Notwithstanding the forgoing, the Board may in its discretion designate that a Participant will be subject to a vesting schedule different from the schedule contained in this Section 3.2. Any such designation of an alternative vesting schedule, and the Participant or Participants to which the alternative vesting schedule applies, shall be described in the attached Appendix B.

3.3. Time of Payment. The vested portion of the Participant’s Supplemental Benefit, if any, shall begin to be paid on the first day of the month following the Participant’s termination of employment or as soon thereafter as is reasonably practicable, but no later than the fifteenth (15th) day of such month.

3.4. Pre-Retirement Survivor Benefit. If a Participant dies while employed by the Company and before commencement of payment of his vested Supplemental Benefit, the Participant’s Beneficiary shall be entitled to a death benefit equal to Participant’s vested Supplemental Benefit and payable in accordance with Sections 3.1 and 3.3.

3.5. Post-Retirement Survivor Benefit. If a Participant dies after commencement of payment of his vested Supplemental Benefit, then the balance of any remaining payment of his vested Supplemental Benefit shall continue to be paid to his Beneficiary over the remaining period of such payments.

3.6. Designation of Beneficiary. A Participant may, at any time and in a manner determined by the Administrative Committee, designate a beneficiary and one or more contingent beneficiaries (which may include the Participant’s estate) to receive any Supplemental Benefit which may be payable under this Plan upon his death. If the Participant does not designate a beneficiary or contingent beneficiary, or if the beneficiary and the contingent beneficiaries do not survive the Participant, such Supplemental Benefit shall be paid to the Participant’s estate. A Participant may revoke or change any designation made under this Section 3.6 in a time and manner determined by the Administrative Committee.

3.7. Change in Control. Upon the occurrence of a Change in Control, each Participant who has not yet begun to receive payment of his Supplemental Benefit shall become fully vested in his Supplemental Benefit, and the present value of each such Participant’s Supplemental Benefit shall be paid in a single lump sum to the Participant (or his Beneficiary in the event of his death) within no later than fifteen (15) days following the Change in Control. In addition, the present value of the unpaid balance of any Participant’s vested Supplemental Benefit for which payment commenced prior to the Change in Control shall be paid in a single lump sum to such Participant or his Beneficiary, as applicable, within no later than fifteen (15) days following the Change in Control. For purposes of this Section 3.7, the present value of a Participant’s Supplemental Benefit shall be determined by applying a discount rate equal to the discount rate required to be applied for purposes of Code Section 280G and applicable regulations thereunder, as in effect on the date of the Change in Control.

Article IV

Guarantees

The Company has only a contractual obligation to make payments of the benefits described in Article III. All benefits are to be satisfied solely out of the general corporate assets of the Company, which shall remain subject to the claims of its creditors. No assets of the Company will be segregated or committed to the satisfaction of its obligations to any Participant or Beneficiary under this Plan. If the Company, in its sole discretion, elects to purchase life insurance on the life of a Participant in connection with the Plan, the Participant must submit to a physical examination, if required by the insurer, and otherwise cooperate in the issuance of such policy or his rights under the Plan will be forfeited.

Article V

Termination of Employment or Participation

5.1. The Plan does not in any way limit the right of the Company or an Affiliate at any time and for any reason to terminate the Participant’s employment or terminate such Participant’s status as an Eligible Employee, or limit the right of the Board pursuant to Article II to declare that a Participant shall no longer be a Participant. In no event shall the Plan, by its terms or by implication, constitute an employment contract of any nature whatsoever between the Company or an Affiliate and a Participant.

5.2. A Participant who ceases to be an Eligible Employee, whose employment with the Company or an Affiliate is terminated or whom the Board declares is no longer a Participant shall immediately cease to be a Participant under this Plan and shall be entitled to receive the vested portion of his accrued Supplemental Benefit, if any, subject to the provisions of Article III. A Participant on an authorized leave of absence from the Company or an Affiliate shall not be deemed to have terminated employment or to have lost his status as an Eligible Employee for the duration of such authorized leave of absence.

5.3. A Participant who ceases to be an employee of the Company or an Affiliate and who is subsequently reemployed by the Company or an Affiliate shall not accrue any additional benefits on account of such later service for periods in which he is not a Participant.

Article VI

Termination, Amendment or Modification of Plan

6.1. Except as otherwise specifically provided, the Board reserves the right to terminate, amend or modify this Plan, wholly or partially, at any time and from time to time.

6.2. Section 6.1 notwithstanding, no action to terminate, amend or modify the Plan shall be taken except upon written notice to each Participant to be affected thereby, which notice shall be given not less than thirty (30) days prior to such action. Furthermore, no action to terminate, amend or modify the Plan may eliminate or reduce in any way the vested portion of the Participant’s accrued vested Supplemental Benefit.

6.3. Any notice which shall be or may be given under the Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company, such notice shall be addressed to its corporate offices; addressed to the attention of the Corporate Secretary. If notice is to be given to a Participant, such notice shall be addressed to the Participants last known address.

Article VII

Other Benefits and Agreements

The benefits provided for a Participant and his Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program maintained by the Company or any Affiliate for their employees. The Plan shall supplement and shall not supersede, modify or amend any other plan or program of the Company or an Affiliate in which a Participant is participating.

Article VIII

Restrictions on Transfer of Benefits

No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant or Beneficiary under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then such right or benefit, in the discretion of the Board, shall cease and terminate, and, in such event, the Board may hold or apply the same or any part thereof for the benefit of such Participant or Beneficiary, his or her spouse, children, or other dependents, or any of them, in such manner and in such portion as the Board may deem proper.

Article IX

Claims Procedures

9.1. Any claim by a Participant or Beneficiary (the “claimant”) with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Administrative Committee.

9.2. If the claim is denied in whole or in part, the claimant shall be furnished written notice of the denial of the claim within ninety (90) days after the Administrative Committee’s receipt of the claim, or within one hundred eighty (180) days after such receipt if special circumstances require an extension of time. If special circumstances require an extension of time, the claimant shall be furnished written notice prior to the termination of the initial ninety (90) day period which explains the special circumstances requiring an extension of time and the day by which the Administrative Committee expects to render the benefit determination. A written notice of denial of the claim shall contain the following information:

(a)	Specific reason or reasons for denial,

(b)	Specific reference to pertinent Plan provisions on which the denial is based,

(c)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary, and

(d)	A description of the Plan’s review procedures and the time limits applicable to the procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial upon review of the claim.

9.3. The claimant may appeal the denial of a claim by submitting a written request for review to the Board, as the case may be, within sixty (60) days following the date the claimant received written notice of the denial of his or her claim. The Board shall afford the claimant a full and fair review of the decision denying the claim that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial determination, and, if so requested, shall:

(a)	provide, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim, and

(b)	permit the claimant to submit written comments, documents, records and other information relating to the claim.

9.4. The decision on review by the Board shall be in writing and shall be issued within sixty (60) days following receipt of the request for review. The period for decision may be extended to a date not later than one hundred twenty (120) days after such receipt if the Board determines that special circumstances require extension. If special circumstances require an extension of time, the claimant shall be furnished written notice prior to the termination of the initial sixty (60) day period which explains the special circumstances requiring an extension of time and the date by which the Board expects to render its decision on review. The decision on review shall include:

(a)	Specific reason or reasons for the adverse determination,

(b)	references to the specific Plan provisions on which the determination is based,

(c)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim, and

(d)	a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

9.5. For purposes of this Article IX, any action required or authorized to be taken by the claimant may be taken by a representative authorized in writing by the claimant to represent him.

Article X

Administration of the Plan

10.1. The Plan shall be administered by the Administrative Committee. Subject to the provisions of the Plan, the Administrative Committee may adopt such rules and regulations as may be necessary to carry out the purposes hereof. Except as specifically provided in Article IX, the Administrative Committee’s interpretation and construction of any provision of the Plan shall be final and conclusive.

10.2. The Company shall indemnify and save harmless each member of the Administrative Committee against any and all expenses and liabilities arising out of his membership on such Committee, excepting only expenses and liabilities arising out of his own willful misconduct. Expenses against which a member of the Administrative Committee shall be indemnified hereunder shall include without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled.

10.3. In addition to the powers hereinabove specified, the Administrative Committee shall have the power to compute and certify the amount and kind of benefits from time to time payable to Participants and their Beneficiaries under the Plan, to authorize all disbursements for such purposes, and to determine whether a Participant is entitled to a benefit under Article III.

10.4. To enable the Administrative Committee to perform its functions, the Company shall supply full and timely information to the Administrative Committee on all matters relating to the Earnings of all Participants, their retirement, death or other cause for termination of employment, and such other pertinent facts as the Committee may require.

Article XI

Miscellaneous

11.1. The Plan shall be binding upon the Company and its successors and assigns (subject to the powers set forth in Article VI) and upon a Participant, his Beneficiary, and their respective assigns, heirs, executors and administrators.

11.2. To the extent not preempted by federal law, the Plan shall be governed and construed under the laws of the Commonwealth of Virginia without regard to the conflict of law provisions of any jurisdiction.

11.3. Masculine pronouns wherever used shall include feminine pronouns and the use of the singular shall include the plural.

11.4. All amounts payable under the Plan shall be reduced for the amounts required to be withheld pursuant to applicable federal, state or local withholding tax requirements or any similar provisions. Notwithstanding the foregoing, the Company may, in its discretion, pay withholding taxes from other amounts payable by the Company to a Participant or Beneficiary to the extent such withholding taxes are due prior to the time that benefits are payable under the Plan.

IN WITNESS WHEREOF, this instrument has been executed this 31st day of December. 2003.

HOOKER FURNITURE CORPORATION

By:	/s/ Douglas C.Williams

Title:	President

APPENDIX A

PARTICIPANTS

The following Eligible Employees have been designated by the Board of Directors as Participants in the Plan:

Name of Participant	Participation Commencement Date
Paul B. Toms, Jr.	December 1, 2003
Douglas C. Williams	December 1, 2003
E. Larry Ryder	December 1, 2003
Raymond T. Harm	December 1, 2003
Henry P. Long, Jr.	December 1, 2003
Michael P. Spece	December 1, 2003
R. Gary Armbrister	December 1, 2003

APPENDIX B

ALTERNATIVE VESTING SCHEDULES

In accordance with the provisions of Section 3.1 of the Plan, the Board has determined that the following alternative vesting schedule(s) shall apply to the following Plan Participants:

A.	Vesting Schedule for Michael P. Spece

Michael P. Spece shall become 100% vested in his Supplemental Benefit if he remains continuously employed with the Company until his attainment of age 60.